Exhibit 4.1
INTEGRAMED AMERICA ITE 0503 COMMON STOCK $.01 PAR VALUE Integramed America, Inc. INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE SEE REVERSE FOR CERTAIN DEFINITION This Certifies That SUDIP SPECIMEN is the owner of FULLY PAID AND NONASSESSABLE SHARES OF THE COMMON STOCK OF IntegraMed America, Inc. (hereinafter called the “Corporation”) transferable on the books of the Corporation by said owner in person or by duly authorized attorney, upon surrender of this certificate properly endorsed. This certificate and the shares represented hereby are issued and shall be held subject to all the provisions of the Certificate of Incorporation and all amendments thereto, copies is not valid unless countersigned and registered by the Transfer Agent and Registrar. Witness, the facsimile seal of the Corporation and by facsimile the signatures of its duly authorized officers. Dated: